SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:                            vanteq Funds, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                 300 First Stamford Place, 5th Floor
                                 Stamford, CT  06928

Telephone Number (including area code):

                                (203) 203-356-1203


Name and Address of Agent for Service of Process:

                              Investors Bank & Trust Company
                              200 Clarendon Street
                              LEG13
                              Boston, MA  02116



The Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

             YES  [X]           NO  [   ]


                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 25th day of October, 2000.


ATTEST:                                     VANTEQ FUNDS, INC.


By: /s/ Jill Grossberg                      By: /s/ Graham Bolton
    ------------------                          -----------------
    Jill Grossberg                              Graham Bolton
                                                Chief Operating Officer